Exhibit 1
JOINDER AGREEMENT
TO
STOCK PURCHASE AGREEMENT
     Optical Sensors Incorporated, a Delaware corporation d/b/a väsamed, with its principal place of business at 7615 Golden Triangle Drive, Suite C, Eden Prairie, Minnesota 55344 (the “Company”), and Circle F Ventures, LLC, Circle F Ventures II, LLC and the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust (the “Circle F Investors”) and Barth Investment Company II, L.P. (the “Investor”) (the Circle F Investors and Investor, collectively, the “Series C Investors”) executed a Stock Purchase Agreement (“Stock Purchase Agreement”) effective as of May 6, 2005.
     The Bruce Barth Roth IRA Delaware Charter Guarantee & Trust Company — Trustee (the “Additional Investor”) desires to purchase shares of the Company’s Series C Preferred Stock (as such term is defined in the Stock Purchase Agreement), as set forth on Schedule A-1 attached hereto, at a purchase price of $90.00 per share pursuant to the terms of the Stock Purchase Agreement and become an additional party to the Stock Purchase Agreement with respect to such shares.
     The Company desires to qualify its representations and warranties contained in Section 4 of the Stock Purchase Agreement pursuant to the Schedule of Exceptions attached hereto as Schedule B-1 and hereby makes such representations and warranties as of the date hereof for the benefit of the Additional Investor.
     The Additional Investor hereby acknowledges having received a copy of said Stock Purchase Agreement and Certificate of Designation of Rights and Preferences of the Series C Preferred Stock and related Certificate of Correction (which are annexed hereto), and having read said agreements in their entirety, hereby agrees to purchase the number of shares of the Company’s Series C Preferred Stock set forth on Schedule A-1 at a purchase price of $90.00 per share and that the terms and conditions of the Stock Purchase Agreement shall be binding upon the undersigned as a Series C Investor with respect to such shares, and such terms and conditions shall inure to the benefit of and be binding upon the undersigned and its successors and permitted assigns as if the undersigned were an original party thereto. The Additional Investor hereby explicitly affirms and acknowledges the representations and warranties set forth in Section 5 of the Stock Purchase Agreement.
     IN WITNESS WHEREOF, the Company and the Additional Investor have executed this Joinder Agreement effective as of August 15, 2005.

OPTICAL SENSORS INCORPORATED
By:	/s/ Paulita LaPlante
Paulita LaPlante,
President and Chief Executive Officer

BRUCE BARTH ROTH IRA DELAWARE CHARTERGUARANTEE&TRUSTCOMPANY-
By:	/s/ Karen Gebhart
Delaware Charter Guarantee & Trust Co.
Its	Sr. Cust. Service Rep.

SCHEDULE A-1

	Date of	Amount of	Number of
Name of Investor	Investment	Investment	Shares
Bruce Barth Roth IRA Delaware Charter Guarantee & Trust Company-Trustee	August 15, 2005	$450,000	5000

Totals:		$450,000	5000

Ex. A-1-1

SCHEDULE B-1
SCHEDULE OF EXCEPTIONS
     This Schedule of Exceptions is being delivered pursuant to the Stock Purchase Agreement dated May 6, 2005 (the “Purchase Agreement”). Capitalized terms not defined herein are used as defined in the Purchase Agreement. Section references are applicable to the sections of the Purchase Agreement. Any item disclosed in any section of this Schedule of Exceptions is deemed disclosed with respect to the applicable section of the Purchase Agreement and all other sections of the Purchase Agreement for which the same is fairly disclosed.
Section 4(f) – Financial Statements. The Company has no material liabilities, known or unknown, absolute, contingent or otherwise except for:
1.	Liabilities that are set forth in the Financial Statements, the notes thereto or the SEC Reports.

2.	Liabilities that have been incurred in the ordinary course of business since March 31, 2005.
Section 4(g) – No Material Adverse Change. There have not been any changes in the assets, properties, liabilities, financial condition, business or operations of the Company from that reflected in the Financial Statements except for:
1.	Changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse.

2.	The Company’s continued operating losses and negative cash flow.

3.	On July 7, 2005, the Company entered into a termination agreement and mutual release (the “Termination Agreement”) with Nellcor Puritan Bennett Incorporated (“Nellcor”), pursuant to which the parties terminated the Development and License Agreement, dated September 28, 2001, between the parties (the “Development and License Agreement”) and reaffirmed the prior termination of the Supply Agreement, dated September 28, 2001, between the parties.

The license agreement made Nellcor the exclusive, worldwide manufacturer and distributor of CapnoProbe and resulted in payments to the Company of over $3 million in license, development and supply fees from 2001 through 2003. In late 2003, the Company transferred CapnoProbe manufacturing to Nellcor’s manufacturing facility in Mexico. The license agreement provided that the Company receive royalties on net sales of the disposable components and on aggregate gross margins for the CapnoProbe instrument. In August 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor.

The Termination Agreement provides for the transfer of certain tooling and unused monitoring devices from Nellcor to the Company, subject to certain restrictions on their use. Subject to certain exclusions, the parties have also agreed to release each other from any and

Ex. B-1-1

all claims related to, among other things, the Development and License Agreement, the Supply Agreement and the recall of the CapnoProbe. As consideration for the Termination Agreement, the Company has agreed to issue 175,000 shares of the Company’s common stock to Nellcor.
Section 4(k) – Litigation. See disclosure contained in Section 4(g).
Section 4(m) - Brokers or Finders. The Company has agreed to issue to Fleming Securities, Inc. a 5-year warrant or warrants, as the case may be, to purchase 300,084 shares of common stock with respect to an initial investment and conversions totaling $6,751,909.31 and thereafter, with respect to additional purchases of Series C Preferred Stock under the Stock Purchase Agreement, a warrant or warrants for a number of shares of common stock equal to 10% of the shares issuable upon conversion of the Series C Preferred Stock sold through Fleming Securities, Inc. to Investors, at an exercise price equal to $2.70 per share.

Ex. B-1-2